                                     [LOGO]

                            RUBBERMAID INCORPORATED
                                1147 AKRON ROAD
                              WOOSTER, OHIO 44691

                                ---------------

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at Fisher Auditorium, Ohio Agricultural Research and Development Center, Wooster, Ohio at 9:00 a.m., on April 26, 1994. In order to accommodate all shareholders wishing to attend the meeting we will dispense with the usual product display and hospitality areas and utilize those areas predominantly for seating. Complimentary beverages will be available. The Everything Rubbermaid laboratory store in downtown Wooster is available for those wishing to view the full range of the Company's products. We hope that you will be able to attend the meeting.

     The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO MARK YOUR CHOICES ON THE ENCLOSED PROXY CARD AND TO SIGN AND RETURN IT IN THE ENVELOPE PROVIDED. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

     ADMISSION TO THE MEETING WILL BE BY ADMISSION CARD ONLY. IF YOU PLAN TO ATTEND PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY CARD SO THAT WE CAN MAIL AN ADMISSION CARD TO YOU IN ADVANCE OF THE MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME PLEASE WRITE THE CORPORATE SECRETARY, 1147 AKRON ROAD, WOOSTER, OHIO 44691 TO REQUEST AN ADMISSION CARD FURNISHING PROOF OF SHAREHOLDER STATUS, SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT NUMBER.


     We look forward to seeing you at the meeting.

                                            Sincerely yours,

                                            WOLFGANG R. SCHMITT
                                            Chairman of the Board
                                            and Chief Executive Officer
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                                     [LOGO]

                            RUBBERMAID INCORPORATED
                                1147 AKRON ROAD
                              WOOSTER, OHIO 44691

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 26, 1994

     The Annual Meeting of the Shareholders of Rubbermaid Incorporated will be held at the Fisher Auditorium, Ohio Agricultural Research and Development Center, Wooster, Ohio, at 9:00 a.m., April 26, 1994, for the following purposes:

          1. To elect Directors.

          2. To consider and act upon a proposal to approve the Management Incentive Plan.

          3. To consider and act upon a proposal to approve the Chief Executive Officer Incentive Plan.

          4. To consider and act upon a proposal to approve the Amended 1989 Restricted Stock Incentive and Option Plan.

          5. To consider and act upon a shareholder proposal concerning the tabulation of proxies.

          6. To transact such other business as may properly come before the meeting and any adjournments thereof.

     By order of the Board of Directors.

                                                      JAMES A. MORGAN
                                                         SECRETARY

Wooster, Ohio
March 11, 1994
APPROXIMATE DATE OF MAILING TO SHAREHOLDERS
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                                     [LOGO]

                            RUBBERMAID INCORPORATED

                                PROXY STATEMENT

                                                                  March 11, 1994

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying Proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 26, 1994. A Proxy may be revoked by the maker by notice to the Company in writing or in open meeting without affecting any vote previously taken. A Proxy is not revoked by the death or incompetency of the maker unless, before the authority granted thereunder is exercised, written notice of such death or incompetency is received by the Company from the executor or administrator of the estate or from a fiduciary having control of the shares represented by such Proxy.

     The expense of solicitation of proxies will be borne by the Company. Solicitation will be made only by mail, except that, if necessary, regular employees of the Company without additional compensation therefor may make solicitation by telephone or telecopy. The Company has also engaged a professional proxy solicitation firm to aid in the solicitation of proxies, for whose services the Company will pay a fee of not more than $10,000.

     The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding Notice. If the enclosed Proxy is properly executed and returned to the Company, all shares represented thereby will be voted as indicated thereon.

                                 ANNUAL REPORT

     The Annual Report of the Company for the year ended December 31, 1993, is being mailed to shareholders with this Proxy Statement.

                               VOTING SECURITIES

     As of February 28, 1994, there were outstanding 160,457,338 Common Shares of the Company, which is the only class of stock outstanding and entitled to vote at the Annual Meeting or any adjournment thereof. The holders of such shares will be entitled to cast one vote for each share held of record as of the record date. A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of a majority of the issued and outstanding shares. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against certain proposals or a director nominee, as each abstention or broker non-vote would be one less vote in favor of such a proposal or for a director nominee.

     If notice in writing shall be given by any shareholder to the President, a Vice President, or the Secretary, not less than 48 hours before the time fixed for the holding of the meeting, that such shareholder desires that the voting for Directors be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the President or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as the shareholder possesses at such election and to give one candidate as many votes as the number of Directors to be elected multiplied by the number of such votes equals, or to distribute the votes on the same principle among two or more candidates, as the shareholder sees fit. The accompanying proxy solicits the discretionary

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

authority for the Proxy Committee to cumulate votes should cumulative voting be effective for this meeting.

                             ELECTION OF DIRECTORS

     The terms of four incumbent Directors, Mss. Horn and Nicholson and Messrs. Gault and Schmitt, expire at the forthcoming Annual Meeting of Shareholders. Pursuant to a policy previously adopted by the Board, Mr. Gault is scheduled to retire from the Board at the Annual Meeting of Shareholders in 1996 and is a nominee for election to the class of Directors whose terms expire in 1996. To accomplish this, it is intended that Mr. Marohn will resign from his present class (1996) immediately prior to the election of Directors at the Annual Meeting of Shareholders and along with Mss. Horn and Nicholson and Mr. Schmitt be a nominee for election to the class of Directors whose terms expire in 1997.

     It is intended that proxies of the Board of Directors containing no designation to the contrary will be voted for the following five nominees to the class of Directors whose terms will expire as indicated below:

                        CLASS WHOSE TERMS EXPIRE IN 1996

                                Stanley C. Gault

                        CLASS WHOSE TERMS EXPIRE IN 1997

                                 Karen N. Horn
                               William D. Marohn
                                 Jan Nicholson
                              Wolfgang R. Schmitt

If for any reason any nominee is not available when the election occurs, the Proxy Committee will vote in accordance with its best judgment. The Board of Directors has no reason to believe that any nominee will not be available.

                   OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     The Internal Revenue code, as amended by the Omnibus Budget Reconciliation Act of 1993, requires shareholder approval to assure continued tax deductibility of performance based variable compensation paid to a person shown in the Summary Compensation Table on page 15 whose total compensation exceeds $1,000,000.

     Rubbermaid currently has two performance based variable compensation plans; the Management Incentive Plan and the 1989 Restricted Stock Incentive Plan. Those plans and the required Company financial performance before payments can be made from the plans are described in detail in the Report of the Compensation Committee contained in this Proxy Statement beginning on page 18. These plans or predecessor plans have been in place for many years and the Board believes they have served the Company well.

     The Board of Directors believes that these plans meet the requirements to assure continued tax deductibility. Accordingly, the Board of Directors recommends that the Management Incentive Plan, an annual incentive arrangement for the Chief Executive Officer and an Amended 1989 Restricted Stock Incentive Plan, each further discussed below, be approved by the shareholders at this Annual Meeting.

      MANAGEMENT INCENTIVE PLAN AND CHIEF EXECUTIVE OFFICER INCENTIVE PLAN

     As detailed in the Report of the Compensation Committee, Rubbermaid maintains, and has maintained for over 20 years, a Management Incentive Plan (MIP Plan). Pursuant to the MIP Plan, annual cash awards, are made to key management personnel (approximately 300 persons,

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

including the persons shown in the Summary Compensation Table except the Chief Executive Officer) when the Company's return on net assets exceeds 4%. Total awards pursuant to Plan formula cannot exceed 5% of earnings before income taxes. The size of individual awards varies depending upon a weighting factor based on salary range, experience, individual business unit performance and other factors but no individual award may exceed one-half of 1% of earnings before income taxes.

     To assure objective assessment of Company and individual business unit performance, the Chief Executive Officer does not participate in the MIP Plan but it has been the practice for the Compensation Committee to recommend to the Board of Directors a bonus amount based upon an assumed participation in the MIP Plan. The Compensation Committee has recommended the continuation of this practice and the Board has concurred. The Chief Executive Officer Incentive Plan would create a payment fund determined using the same formula as contained in the MIP Plan, but could not exceed 1% of earnings before income taxes, with the exact amount of the payment from the Fund being determined by non-employee Directors with the assistance of the Compensation Committee.

     Prior to any payments from the MIP Plan or the Chief Executive Officer Incentive Plan, the Compensation Committee will certify that the performance goals have been satisfied.

     Reference is made to the Summary Compensation Table on page 15 for yearly bonus amounts paid to the listed Executive Officers for the years 1993, 1992 and 1991.

                                 VOTE REQUIRED

     Approval of the MIP Plan and the Chief Executive Officer Incentive Plan will require the affirmative vote of a majority of the shares voted on each of the foregoing proposals at this meeting. The Board of Directors recommends a vote FOR approval of the MIP Plan and the Chief Executive Officer Incentive Plan.

        PROPOSED AMENDED 1989 RESTRICTED STOCK INCENTIVE AND OPTION PLAN

     Shareholders at the 1989 Annual Meeting approved the 1989 Restricted Stock Incentive Plan (1989 Plan) which replaced the previous 1979 Restricted Stock Incentive Plan (1979 Plan). Since 1979, the only form of long term stock incentive utilized by the Company has been performance based restricted stock.

     Under the 1989 Plan, as was the case with the 1979 Plan, Common Share awards are made to key management employees by the Compensation Committee of the Board with restrictions as to disposition and subject to forfeiture upon participant termination of employment or if certain Return On Net Asset (RONA) goals over a number of years as established by the Committee are not met. If at the end of an award cycle a minimum RONA return as set by the Committee (6%) is not achieved, no restrictions on shares awarded for the cycle lapse and all shares are forfeited by the participant. Between 6% RONA and a targeted 12.5% RONA return restrictions lapse on a portion of the shares with restrictions lapsing on all shares at the targeted 12.5% RONA return. Individual restricted share awards are determined by a formula adopted by the Committee and vary in accordance with weighting factors applied to base salary. In the event the 12.5% average RONA performance goals are exceeded, the 1989 Plan also provides for supplemental cash awards not to exceed 83% of the value of the shares originally awarded. Subject to the restrictions on disposition and the risk of forfeiture a participant in the Plan has all the rights of a shareholder, including the right to receive dividends on and to vote such Common Shares.

     While the 1979 and 1989 Plans have served the Company well, the Board is of the opinion that the lack of stock options, used by 98% of the top 300 companies in the Fortune 500 list,

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

leaves the Company at a competitive disadvantage especially in higher level executive recruitment, retention and reward opportunity.

     Accordingly, the Board of Directors has adopted, subject to shareholder approval, the Amended 1989 Restricted Stock Incentive and Option Plan (Amended 1989 Plan). The following summary of the material features of the Plan is subject in all respects to the complete text of the Plan, a copy of which is appended to this Proxy Statement as Exhibit A.

     The Amended 1989 Plan will provide for the continuation of the granting of restricted stock awards, as described above, as well as incentive stock options ("ISOs") that qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended ("the Code"); stock options that do not so qualify (non-qualified stock options or "NQSOs") and stock appreciation rights ("SARs"). The variety of awards authorized by the Plan is intended to give the Committee flexibility to adapt the Company's compensation practices as the business and regulatory environment in which it operates changes.

     The maximum number of shares of the Company which will be reserved for award under the Amended 1989 Plan is the same as that provided under the 1989 Plan, one-half of one percent (0.5%) of the outstanding Common Shares each year. THUS, THE FORMULA FOR DETERMINING THE NUMBER OF SHARES WHICH CAN BE AWARDED WILL NOT CHANGE; HOWEVER, THE MIX OF STOCK AWARDS CAN VARY. The Plan provides for the number and class of shares reserved for the Plan, the number (500,000) and class of shares that may be optioned or awarded annually to any one employee, the number and class of shares subject to outstanding grants, the exercise price of outstanding options, and the maximum number (5,000,000) of Incentive Stock Options that may be granted under the Amended 1989 Plan, to be adjusted equitably to prevent dilution or enlargement of rights in the event of recapitalizations, stock splits, stock dividends, mergers and similar transactions.

     All full-time employees of the Company and its subsidiaries, including members of the Board of Directors who are such employees, are eligible to be selected to participate in the Plan. At the present time, the Company and its subsidiaries employ approximately 12,000 persons on a full-time basis.

     The Plan is administered by the Compensation and Management Development Committee of the Board of Directors, which determines the type of awards to be granted, the full time employees of the Company and its subsidiaries to whom awards will be granted, the number of shares subject to each award and the terms and conditions of the awards. The Committee interprets the Plan and is authorized to make all determinations and decisions thereunder. Under the Plan, the Committee must consist of two or more directors, each of whom qualifies as a "disinterested person" under SEC Rule 16b-3 and as an "outside director" within the meaning of Section 162(m) of the Code, unless the Company's Board of Directors determines otherwise (SEC rule 16b-3 exempts certain transactions under employee benefit plans such as the Plan from the short-swing trading rules of federal securities legislation. Section 162(m) of the Code limits the amount which corporations may deduct for executive compensation, subject to certain exceptions.)

     RESTRICTED STOCK. The Committee may provide for Common Shares to be issued to an eligible employee prior to the employee's satisfying continued employment and/or other performance objectives or contingencies specified by the Committee at the time of grant ("Restricted Stock"). Any Restricted Shares will be forfeitable to the Company until such objectives or contingencies are satisfied unless the Committee provides otherwise, but upon issuance of Restricted Stock, the recipient will become a shareholder of the Company with full dividend and voting rights except to the extent the Committee provides otherwise. Upon satisfaction of any objectives or contingencies specified by the Committee, stock certificates evidencing the Restricted Shares will be delivered to the participant free and clear of any restrictions.

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

     It is intended that the same type of Restricted Stock awards will be made under the Amended 1989 Plan as those made under the 1989 Plan as described herein and in the Report of the Compensation Committee. The maximum number of restricted shares which may be awarded to any participant for any year under either the 1989 Plan or the Amended 1989 Plan may not exceed that number of shares whose value exceeds 500% of such participant's base salary for such year.

     STOCK OPTIONS. The exercise price of each ISO or NQSO will be at least 100% of the fair market value of a Common Share on the date the ISO or NQSO is granted. The aggregate fair market value of the shares for which ISOs granted to any employee may be exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and its subsidiaries) may not exceed $100,000. The market value of the Company's Common Shares as of February 28, 1994 was $30.25.

     An option granted under the Plan is exercisable only by the optionee and is not transferable by the optionee except by will, the laws of descent and distribution or to a designated beneficiary. However, under certain circumstances the Committee may in its discretion authorize an employee who has been granted a NQSO (or any other award under the Plan other than an ISO) to transfer, without consideration, the NQSO (or other award) during his lifetime to members of his immediate family or to family trusts or partnerships for estate planning purposes. In the event of such transfer, the NQSO (or other award) would continue to be subject to substantially the same terms and conditions as applied before the transfer occurred.

     Options may be granted for such lawful consideration as the Committee may determine when the options are granted. Such consideration may consist of money or other property, tangible or intangible, or labor or services received or to be received by the Company. For example, in the discretion of the Committee options may be granted in lieu of compensation that would otherwise be paid in cash, or in consideration of the employee's continuing in the Company's employ for a period of time after the date the option is granted. Options may become exercisable in full at the time of grant or at such other times and in such installments as the Committee determines. Options may be exercised during such periods before and after the date on which an optionee ceases to be an employee of the Company and its subsidiaries as the Committee may determine. However, no option may be exercised after the tenth anniversary of the date the option was granted.

     The exercise price of an option may be paid in cash, in shares of Common Stock or other property already owned by the optionee or by the immediate sale through a broker of that number of the shares being acquired sufficient to pay the purchase price.

     The Plan provides that, after an option has been granted, the Committee may, without consideration, accelerate the date on which the option becomes exercisable.

     The only stock option which has been granted under the Amended 1989 Plan to date is a NQSO award of 175,000 Common Shares to Wolfgang R. Schmitt, Chairman of the Board and Chief Executive Officer of the Company, on January 12, 1994, at an exercise price of $34.625 per share, the market value of a Common Share on that date. The market value of the Company's Common Shares as of February 28, 1994 was $30.25. The option becomes exercisable in 25% increments over years four through seven from the date of grant. In the Committee's opinion, this provides Mr. Schmitt with a more competitive compensation package with strong continued Rubbermaid employment features as well as alignment with shareholder interests. If the Amended 1989 Plan is not approved by the shareholders, the option shall not have any force or effect.

     STOCK APPRECIATION RIGHTS. A SAR may be granted alone or in tandem with options, either at the time the options are granted or at any time thereafter while the options are outstanding. Tandem SARs may supplement the options to which they relate, in which case the holder may exercise the SAR if and when the holder exercises the related option, or they may be alternatives to the options to which they relate, in which case upon exercise of the SAR, the

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

holder must surrender the related option unexercised, and vice versa. Under the Plan, SARs may be granted for the same consideration as options, and may become exercisable at the same time or times, and may remain exercisable during the same periods before and after the date on which the recipient ceases to be an employee, as options.

     Upon exercise of SARs, the holder will receive, at the election of the Committee, cash or shares equal in value to the difference between the fair market value per Common Share on the date of exercise of the SARs, and the exercise price of the SARs, multiplied by the number of shares subject to the SARS or related option. However, under the Plan the Committee may provide that if any participant who is subject to the short-swing trading rules of federal securities legislation ("Insiders") exercises SARs during one of four ten-day window periods following release of Company earnings reports each year or during the 30-day period following a Change in Control, the holder will receive the difference between the highest fair market value of a Common Share during such window period or 30-day period (rather than the fair market value on the date of exercise) and the exercise price of the SARs, multiplied by the number of shares subject to the SARs or related option. In the case of tandem SARs, the exercise price is the price at which shares may be purchased under the related option. In the case of SARs that are not granted in tandem with an option, the exercise price will be the fair market value of a Common Share on the date the SAR is granted, unless the Committee specifies a different exercise price when the SAR is granted. In general, only the number of shares that are actually delivered in satisfaction of a SAR exercise will be charged against the number of shares reserved for use under the Plan; in the case of a tandem SAR that is alternative to an option, the number of shares subject to the surrendered option will be added back to the number of shares reserved for use under the Plan.

     A participant to whom an option or SAR is granted has no rights as a shareholder with respect to any Common Shares issuable pursuant to any such option or SAR until the date of issuance of the stock certificate for such shares upon payment of the option price or settlement of the SAR.

     CERTAIN CHANGE IN CONTROL PROVISIONS. The Plan provides that all awards that are outstanding under the Plan at the time of a Change in Control, whether ISOs, NQSOs, SARs or Restricted Shares, will become fully exercisable, nonforfeitable and payable when the Change in Control occurs. A Change in Control occurs in the event Rubbermaid is dissolved, sells substantially all of its assets, is acquired in a transaction by which another entity owns more than 50% of its outstanding Common Shares, is a party to a merger or consolidation in which it is not the surviving corporation or a person becomes the owner of 20% or more of the outstanding shares of the Company. In addition, the Amended 1989 Plan authorizes the Committee to grant options and SARs which become exercisable, and restricted stock awards which become nonforfeitable, only in the event of a Change in Control, to provide for SARs to be exercised automatically and only for cash in such event, and to provide for cash to be paid in settlement of any award under the Amended 1989 Plan in such event.

     AMENDMENT OF THE PLAN. The Board of Directors may amend the Plan at any time and in any respect but, without shareholder approval, no amendment may materially increase benefits accruing to Insiders under the Plan within the meaning of SEC Rule 16b-3, increase the number of shares which may be issued under ISOs, materially increase the number of securities which may be issued to Insiders within the meaning of SEC Rule 16b-3, or materially modify the requirements as to eligibility for participation by Insiders in the Plan within the meaning of SEC Rule 16b-3. The Board of Directors may also terminate the Plan at any time. However, no amendment or termination of the Plan may adversely affect any awards that were granted before the date of such amendment or termination without the consent of the participant.

     AWARDS GRANTED UNDER THE AMENDED 1989 PLAN. The following table presents information with respect to the only award made to date under the Amended 1989 Plan.

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

                     NEW PLAN BENEFITS -- AMENDED 1989 PLAN

           NAME                 NUMBER OF OPTIONS     OPTION PRICE
- ---------------------------     -----------------     ------------
Wolfgang R. Schmitt                  175,000            $ 34.625
Chairman of the Board
and Chief Executive Officer

     The number and value of restricted shares or stock options that will be received by any person in the future under the Amended 1989 Plan is not determinable as such determinations are to be made by the Compensation Committee in its sole discretion.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following brief description of the tax consequences of awards under the Plan is based on Federal income tax laws currently in effect and does not purport to be a complete description of such Federal income tax consequences.

     RESTRICTED STOCK AWARDS. An employee who has been awarded Restricted Stock will not recognize taxable income at the time of the award. At the time any transfer or forfeiture restrictions applicable to the Restricted Stock award lapse, the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the excess of the fair market value of such stock at such time over the amount paid therefor, provided that the Company properly withholds taxes at that time. Any dividends paid to the recipient on the Restricted Stock at or prior to such time, as well as any supplemental cash payments made at such time, will be ordinary compensation income to the recipient and deductible as such by the Company.

     OPTIONS. There are no Federal income tax consequences either to the optionee or to the Company upon the grant of an ISO or a NQSO. On the exercise of an ISO during employment or within three months thereafter, the optionee will not recognize any income and the Company will not be entitled to a deduction, although the excess of the fair market value of the shares on the date of exercise over the option price is includible in the optionee's alternative minimum taxable income, which may give rise to alternative minimum tax liability for the optionee. Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two year and one year periods mentioned above, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

     On exercise of a NQSO, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the optionee as ordinary income and deductible by the Company, provided that the Company properly withholds taxes in respect of the exercise. The disposition of shares acquired upon exercise of a NQSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

     STOCK APPRECIATION RIGHTS. There are no Federal income tax consequences either to the employee or the Company upon the grant of SARs. The amount of any cash (or the fair market value of any Common Share) received by the holder upon the exercise of SARs under the Plan will be subject to ordinary income tax in the year of receipt and the Company will be entitled to a deduction for such amount, provided that the Company properly withholds taxes in respect of the exercise.

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     PERFORMANCE BASED COMPENSATION. At the present time, the Company intends all Stock Incentive Awards under the Amended 1989 Plan to qualify as "performance based" compensation under Section 162(m) of the Code and therefore deductible by the Company, but the Amended 1989 Plan also permits the Committee to make awards that do not so qualify.

                                 VOTE REQUIRED

     Approval of the Amended 1989 Plan will require the affirmative vote of holders of a majority of the shares entitled to vote at this meeting. The Board of Directors recommends a vote FOR approval of the Amended 1989 Plan and the formula for lapse of restrictions and payment of supplemental cash awards on Restricted Stock Awards pursuant to both the 1989 Plan and the Amended 1989 Plan as described herein.

                              SHAREHOLDER PROPOSAL

STATEMENT IN SUPPORT AND PROPOSAL

     Martha J. Wolff, Trustee, 1553 So. Carpenter Road, Brunswick, Ohio 44212-3826, who is the owner of 100 Common Shares, has advised the Company that she intends to present to the annual meeting the following proposal for which the Board of Directors and Rubbermaid accept no responsibility.

          Many shareholders of corporate stock feel frustrated when reading the annual reports of some corporations. Often they report, in glowing terms, how successful a year it has been and then report a loss of "jillions" of dollars. In addition, they often report huge bonuses to corporate executives (for a job well done) and then the Board of Directors requests that the stockholders approve additional incentives for the upper management AND for the Board of Directors. Often, THEN, a dividend is omitted because of the poor year.

          Many of us feel that the Board of Directors is a self-perpetuating group, controlling huge numbers of votes, most often renominating themselves for another term, stacking the board with friends and relatives, setting the number of directors at whatever number fits their fancy, nominating someone new only to fill a vacancy and then NEVER giving us more than one person to vote for each vacancy. After all of this, the coup de grace is the statement on the ballot "all unmarked proxies will be voted in accordance with the recommendations of the Board of Directors."

          Even in areas where voter fraud is rampant, although dead people may vote, unmarked ballots are NOT counted. It seems very undemocratic to count unvoted ballots one way or another. I cannot find in the By-Laws of this corporation any authorization for counting unmarked ballots. Therefore, be it resolved that NO UNVOTED BALLOTS SHALL BE COUNTED IN VOTING FOR THE MEMBERS OF THE BOARD OF DIRECTORS NOR FOR ANY OTHER ISSUE PLACED BEFORE THE STOCKHOLDERS OF THIS CORPORATION.

BOARD OF DIRECTORS RECOMMENDATION AND STATEMENT

     The Board of Directors recommends that shareholders vote AGAINST the proposal for the following reasons.

     The proposal seeks to take away from shareholders their right and ability to have their shares voted simply by signing a proxy card, without checking the separate boxes. Shareholders who do not want their shares counted in the voting for directors and any other issues presented at shareholders meetings always have the option of not sending in their proxy cards. When submitting a proxy card, however, a shareholder has two choices. The shareholder may give separate and specific instructions for each item on the proxy card, such as marking FOR or AGAINST box for each item or striking names of nominees for Directors with respect to which the shareholder wants to withhold votes. The shareholder then signs and dates the proxy card. As an alternative, a shareholder can simply sign and date the proxy card, and the proxy committee will be authorized to vote in accordance with the recommendations of the Board. Mrs. Wolff's proposal would take away this second alternative and force every shareholder to mark the proxy card with respect to each proposal, even if the shareholder wants to accept the recommendation of the Board of Directors.

     The proposal would not give shareholders any new rights or powers. It would take away rights and powers that make it easy for shareholders to participate in shareholder meetings. For the reasons set forth above, the Board of Directors recommends that shareholders vote AGAINST the proposal.

                                 VOTE REQUIRED

     Approval of the Shareholder Proposal will require the affirmative vote of a majority of the shares voted on the Proposal at this meeting. The Board of Directors recommends a vote AGAINST the Proposal.

               INFORMATION AS TO BOARD OF DIRECTORS AND NOMINEES

                                                                         EXPIRATION
                                                                         OF PRESENT
                                                                             OR
                                    BUSINESS EXPERIENCE AND               PROPOSED
       NAME (AGE)                     OTHER DIRECTORSHIPS                   TERM
- -------------------------    -------------------------------------    ----------------
Tom H. Barrett (63)          Former Chairman and Chief Executive            1995
  Director Since 1984        Officer, The Goodyear Tire & Rubber
                             Company, Akron, OH (1989-1991),
                             manufacturer of tires, chemicals,
                             plastic film and other rubber
                             products. Previously from 1988,
                             President and Chief Executive
                             Officer. Prior thereto and from 1982
                             President and Chief Operating
                             Officer. Also Director of Air
                             Products and Chemicals Inc.,
                             Fieldcrest Cannon Inc., Mutual Life
                             Insurance Company of New York and A.
                             O. Smith Corporation.
Charles A. Carroll (44)      President and Chief Operating Officer          1995
  Director Since 1993        of the Company since September 1993.
                             He continues as Acting President of
                             the Home Products Division in which
                             capacity he has served since 1990.
                             Prior thereto and from 1988, he was
                             President of Rubbermaid Specialty
                             Products. He has been employed by the
                             Company in various sales and
                             management capacities since 1971.

                                                                         EXPIRATION
                                                                         OF PRESENT
                                                                             OR
                                    BUSINESS EXPERIENCE AND               PROPOSED
       NAME (AGE)                     OTHER DIRECTORSHIPS                   TERM
- -------------------------    -------------------------------------    ----------------
Zoe Coulson (61)             Retired; former Vice President -               1995
  Director Since 1982        Consumer Issues, Campbell Soup
                             Company, Camden, NJ, (1986-1991)
                             worldwide producer of soups and other
                             food; Vice President, Consumer
                             Services 1981-1986.
Robert O. Ebert (66)         Investor.                                      1996
  Director Since 1976
Stanley C. Gault (68)        Chairman and Chief Executive Officer           1996
  Director Since 1978        of The Goodyear Tire & Rubber
                             Company, a manufacturer of tires,
                             chemicals, polymers, plastic film and
                             other rubber products, from June
                             1991. Previously Chairman and Chief
                             Executive Officer of Rubbermaid
                             Incorporated, (1980-1991, Co-Chair-
                             man 1992-1993). Also a director of
                             Avon Products, Inc., International
                             Paper Company, PPG Industries, Inc.,
                             The Timken Company and The New York
                             Stock Exchange, Inc.
Robert M. Gerrity (56)       Retired, former Vice Chairman (1991-           1996
  Director Since 1993        1993) of New Holland, n.v. head-
                             quartered in London, England, a
                             worldwide manufacturer of agricul-
                             tural and industrial equipment which
                             was formed by Fiat S.p.A. upon its
                             acquisition of Ford New Holland Inc.
                             and the combination of that Company
                             with Fiat Geotech. From 1987 Mr.
                             Gerrity was President and Chief
                             Executive Officer of Ford New Holland
                             Inc. and had been associated with
                             Ford Motor Company since 1965
                             spending much of his career in
                             international operations in Latin
                             America and Europe.
Karen N. Horn (50)           Chairman and Chief Executive Officer,          1997
  Director Since 1987        Bank One, Cleveland, N.A., Cleveland,
                             OH, since April 1987. Previously and
                             from 1982, President, Federal Reserve
                             Bank of Cleveland. Also a director of
                             British Petroleum Company P.L.C., Eli
                             Lilly and Company and TRW Inc.

                                                                         EXPIRATION
                                                                         OF PRESENT
                                                                             OR
                                    BUSINESS EXPERIENCE AND               PROPOSED
       NAME (AGE)                     OTHER DIRECTORSHIPS                   TERM
- -------------------------    -------------------------------------    ----------------
William D. Marohn (53)       President and Chief Operating Officer          1977
  Director Since 1993        (since October 1992), Whirlpool
                             Corporation, a manufacturer and
                             marketer of major home appliances.
                             Previously from January 1992,
                             President and Chief Executive
                             Officer, Whirlpool Europe, B.V. Prior
                             thereto, Executive Vice President,
                             North American Appliance Group from
                             1989 and previously President Kenmore
                             Appliance Group from 1988. He has
                             been associated with Whirlpool since
                             1964. Also a director of Whirlpool
                             Corporation and Cooper Tire & Rubber
                             Company.
Steven A. Minter (55)        Executive Director and President, The          1995
  Director Since 1990        Cleveland Foundation since 1984. Also
                             a director of Consolidated Natural
                             Gas Company, The Goodyear Tire &
                             Rubber Company and KeyCorp.
Jan Nicholson (48)           Vice President, Citibank since 1981            1997
  Director Since 1992        and since 1991, head of the Northeast
                             Department of Citicorp Real Estate.
                             Previously from 1988, Managing
                             Director of Capital Markets Assurance
                             Corporation, a surety company founded
                             by Citicorp, and prior thereto from
                             1982, Vice President, Citicorp
                             Investment Bank.
Paul G. Schloemer (65)       Retired, former President and Chief            1996
  Director Since 1989        Executive Officer of Parker Hannifin
                             Corporation, Cleveland, Ohio (1984-
                             1993), a manufacturer of motion
                             control systems and components for
                             the industrial aviation, space and
                             marine markets. Also director of
                             Parker-Hannifin, AMP Inc. and
                             Esterline Technologies.

                                                                         EXPIRATION
                                                                         OF PRESENT
                                                                             OR
                                    BUSINESS EXPERIENCE AND               PROPOSED
       NAME (AGE)                     OTHER DIRECTORSHIPS                   TERM
- -------------------------    -------------------------------------    ----------------
Wolfgang R. Schmitt (50)     Chairman (since September 1993) and            1997
  Director Since 1987        Chief Executive Officer (since
                             November 1992) of the Company;
                             previously from November 1992, Co-
                             Chairman. From May 1991, President
                             and Chief Operating Officer,
                             Executive Vice President (1987-1991)
                             and President of the Home Products
                             Division (1984-1990). Employed by the
                             Company in various marketing and
                             research and development assignments
                             since 1966. Also director of Parker-
                             Hannifin Corporation.

            ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES

     The Audit and Environmental Committee composed of Mss. Coulson, Horn and Nicholson and Messrs. Barrett (Chair), Gerrity, Minter and Schloemer held two meetings during 1993. This Committee reviews with the independent accountants the scope and results of audits, their other activities for the Company as well as their fees and selection; reviews the activities of the internal audit staff; the adequacy of internal accounting and control procedures of the Company; environmental issues and the administration of the retirement funds of the Company.

     The Compensation and Management Development Committee comprised of Messrs. Barrett, Ebert, Gault, Marohn and Schloemer (Chair) and Ms. Coulson held five meetings during 1993. The committee reviews policies and programs for the development of management personnel; makes recommendations to the Board regarding compensation of officers who are also directors of the Company; approves compensation of the other officers and key employees of the Company; makes recommendations to the Board concerning the election of new Company officers and executes the functions of the Committees specified in the 1979 and 1989 Restricted Stock Incentive Plans, the Management Incentive Plan, the 1993 Deferred Compensation Plan and the Supplemental Executive Retirement Plan.

     The Nominating and Directors' Activity Committee comprised of Messrs, Ebert, Gault, Minter, Schmitt and Mss. Horn (Chair) and Nicholson held five meetings during 1993. The Committee reviews and recommends to the Board candidates for election to the Board of Directors, the types and functions of Board committees and assignment of Directors thereto, the structure of the Board and Directors' compensation. In carrying out its functions in regard to Board membership, the Committee will consider nominees recommended by shareholders upon written submission of pertinent data to the attention of the Corporate Secretary. Such data should include complete information as to the identity of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, and reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director of the Company as well as what particular contribution to the success of the Company such person could be expected to make.

     In addition to the committee meetings set out above, the Board of Directors held seven meetings during 1993.

                           REMUNERATION OF DIRECTORS

     The Board of Directors establishes the fees paid to Directors and Board Committee members for services in those capacities. The current schedule of such fees is as follows:

          (1) For service as a member of the Board, $19,000 per annum, payable quarterly, plus $1,000 for attendance at each meeting of the Board;

          (2) For service as a Board Committee member, $1,000 for attendance at each Committee meeting held on a date other than a date on which the Board of Directors meets or $500 for attendance at any additional Committee meeting held on such date or a Committee meeting held on the same date on which the Board of Directors meets;

          (3) For service as Chairman of a Committee of the Board, a fee of $2,000 per annum.

     These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Company for expenses incurred in connection with service in that capacity.

     The Company has a Charitable Award Plan for Directors pursuant to which it will contribute a total of $500,000 in a Director's name, after death, to not more than two educational institutions recommended by the Director. The contribution will be the proceeds of insurance on the life of the Director; which insurance is purchased and owned by the Company which is also the beneficiary thereof. New Directors are required to serve three years to become eligible for this program. All current Directors except Ms. Nicholson and Messrs Gerrity and Marohn are participants in the Plan. The Company also provides non-management Directors with accidental death and dismemberment insurance of up to $250,000 for a covered loss.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following tabulation presents information derived from Schedules 13-G filed with the Securities and Exchange Commission by persons beneficially owning more than five percent of the Company's Common Shares outstanding as of December 31, 1993.

                         TITLE OF CLASS: COMMON SHARES

       NAME AND ADDRESS OF            AMOUNT AND NATURE OF      PERCENT
         BENEFICIAL OWNER             BENEFICIAL OWNERSHIP      OF CLASS
- ----------------------------------    --------------------     ----------
State Farm Mutual Automobile                8,988,800             5.6%
Insurance Company and                        (Direct)
Related Entities*
  One State Farm Plaza
  Bloomington, Illinois 61701

- ---------------

*Currently hold $5,537,143 of 9.55% First Mortgage Industrial Revenue Bonds due
 August 15, 1998, issued by the Cortland County N.Y. Industrial Development Agency, the interest and principal of which will be paid by a subsidiary of Rubbermaid Incorporated, with payment guaranteed by Rubbermaid Incorporated.


                    OWNERSHIP BY MANAGEMENT OF COMMON SHARES

     The following table sets forth information as of January 31, 1994, with respect to the beneficial ownership of the Company's Common Shares by directors, nominees, and certain executive officers and as a group, all directors, nominees and executive officers:

                                                 AMOUNT        PERCENT
                                              BENEFICIALLY       OF
                   NAME                          OWNED          CLASS
- ------------------------------------------    ------------     -------
Directors
  Tom Barrett (a)(b)......................         19,258        *
  Zoe Coulson (b).........................         18,974        *
  Robert O. Ebert (a)(b)..................      2,431,693        1.5%
  Stanley C. Gault (c)....................        466,546        *
  Robert M. Gerrity.......................          1,000        *
  Karen N. Horn (b).......................          1,560        *
  William D. Marohn.......................            200        *
  Steven A. Minter (b)....................          3,049        *
  Jan Nicholson (b).......................      3,345,508        2.0%
  Paul G. Schloemer (b)...................          3,852        *
Executive Officers
  Wolfgang R. Schmitt (a)(c)..............        139,312        *
  Charles A. Carroll (a)(c)...............         35,623        *
  Gary S. Baughman (c)....................         22,565        *
  Joseph G. Meehan (a)(c).................         98,006        *
  Joseph M. Ramos (c).....................         11,116        *
  All of the above and other
     Executive Officers as a Group........      6,911,151        4.3%

- ---------------

   * Less than 1%
 (a) Does not include shares held by or in trust by members of immediate families of Messrs.
     Barrett (72), Ebert (129,237), Schmitt (1,264), Carroll (230) and Meehan (24,028) as to
     which beneficial ownership is disclaimed.
 (b) Includes shares held under trust agreements -- Ebert (sole investment power 321,814, shared investment power 601,347), and Horn (303) as to which beneficial ownership is disclaimed. Mr. Ebert and two of his children are trustees of the Horatio B. Ebert
     Charitable Foundation which holds 280,630 shares as to which beneficial ownership is disclaimed. Ms. Nicholson is one of eight trustees of the Grable Foundation which holds
     1,296,280 shares as to which beneficial ownership is disclaimed and General Partner of a Limited Partnership which holds 986,284 shares of which she is beneficial owner of
     10,000 shares and disclaims beneficial ownership of the remainder. Includes shares held by the Rubbermaid Incorporated 1993 Defined Compensation Plan which has sole voting power. Barrett (12,773), Coulson (14,974), Minter (1,989) and Schloemer (2,652).
 (c) Includes restricted shares issued pursuant to the 1979 and 1989 Restricted Stock
     Incentive Plans as follows -- Gault (45,576), Schmitt (79,083), Carroll (28,547),
     Baughman (19,959), Meehan (46,834), Ramos (11,001) and the other Executive Officers
     (112,601).
     Ms. Nicholson did not timely report on Form 3 at the time she became a Director of the
     Company in October 1992, 10,000 shares of which she is the beneficial owner but are held in a limited partnership.


                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation received for the three years ended December 31, 1993 by the persons who were at December 31, 1993 the Company's Chief Executive Officer and the four other most highly paid Executive
Officers.

                           SUMMARY COMPENSATION TABLE

                       ANNUAL COMPENSATION(1)                              LONG TERM
- ---------------------------------------------------------------------     COMPENSATION
                                                            OTHER         ------------     ALL OTHER
                                                            ANNUAL         RESTRICTED       COMPEN-
 NAME AND PRINCIPAL               SALARY      BONUS      COMPENSATION     STOCK AWARDS     SATION(1)
      POSITION          YEAR       ($)         ($)           ($)*            ($)**          ($)***
- --------------------    -----    --------    --------    ------------     ------------     ---------
WOLFGANG R. SCHMITT      1993     363,746     600,211       235,947          592,481        246,805
Chairman of the          1992     278,752     424,856       122,699          537,900        178,525
  Board
and Chief Executive      1991     241,788     354,067                        301,244
Officer

CHARLES A. CARROLL       1993     215,549     282,696        26,105          160,190        106,969
President, and Chief     1992     177,342     223,451        22,354          154,241         70,507
Operating Officer        1991     156,168     187,402                         55,298

GARY S. BAUGHMAN         1993     200,709     220,441         9,841          140,711         65,715
Executive Vice           1992     189,883     193,681        68,300          136,400         56,789
  President
and President, The       1991     189,883     152,288                         52,958
  Little Tikes Company

JOSEPH G. MEEHAN         1993     175,593     164,000       196,390          344,220         53,829
Senior Vice              1992     165,792     157,000       136,755          315,597         41,936
  President
and Chief Financial      1991     156,865     182,000                        243,903
Officer

JOSEPH M. RAMOS          1993     167,200     170,544                         42,572         47,253
President,               1992     161,846     164,000                        240,247         39,571
  Rubbermaid
Commercial Products      1991
  Inc.


- ---------------
 (1) Under Securities and Exchange Commission transitional provisions amounts of other Annual
     Compensation and All Other Compensation are excluded for 1991.
   * Cash award for Company exceeding Restricted Stock Performance Target. The value of perquisites and other personal benefits is not included since the value of such compensation is below minimum required disclosure thresholds.
  ** Shares ultimately received after a specific holding period depends upon achievement of
     Company financial objectives over such period. Dividends are paid on restricted stock at the same rate as unrestricted shares. Year end 1993 restricted stock holdings and the value thereof based on the year end closing price of Rubbermaid stock is as follows:
     Schmitt -- 54,690 shares ($1,900,478); Carroll -- 18,103 shares ($629,079); Baughman --
     14,836 shares ($515,551); Meehan -- 35,107 shares ($1,219,968); Ramos -- 8,486 shares
     ($294,889). Shares which will vest in under three years, assuming achievement of financial objectives, are as follows: Schmitt (10,720, 1994; 12,642, 1995); Carroll
     (1,931, 1994; 2,401, 1995); Baughman (3,622, 1994; 2,469, 1995); Meehan (2,079; 1994;
     8,765, 1995) and Ramos (308, 1995). Shares awarded to Mr. Ramos in 1992 included shares to replace long term incentives forfeited upon leaving a previous employer.
 *** The amounts disclosed in this column include:
     (a)  Company paid premiums for group life insurance on behalf of Schmitt, (1993-908,
          1992-$822); Carroll (1993-$635, 1992-$430); Baughman (1993-$658, 1992-$654);
          Meehan, (1993-$546, 1992-$572); and Ramos (1993-$569, 1992-$587).


     (b)  Contributions or accruals pursuant to defined contribution retirement plans on behalf of Schmitt, (1993-$181,260, 1992-$135,884); Carroll, (1993-$86,716,
          1992-$58,364); Baughman, (1993-$61,785, 1992-$54,832); Meehan, (1993-$20,923,
          1992-$19,694); and Ramos, (1993-$43,983, 1992-$38,984). Vesting is on a graduated schedule commencing after three years of service with 100% vesting after seven years.
     (c)  Interest accrued on deferred compensation in excess of a "fair market rate"
          established by S.E.C. rules (120% of applicable federal long term rate, which for
          1993 is 8.780% and for 1992 is 9.310%) on behalf of Schmitt (1993-$64,637, 1992-
          $41,819); Carroll (1993-$19,618, 1992-$11,713); Baughman (1993-$3,272, 1992-
          $1,303); Meehan (1993-$32,360, 1992-$21,670); and Ramos (1993-$2,701).

                        DEFINED BENEFIT RETIREMENT PLANS

SALARIED EMPLOYEES' RETIREMENT PLAN

     The following table shows the estimated annual retirement benefit payable to participants in the Rubbermaid Incorporated Salaried Employees' Retirement Plan at age 65 for 120 months, irrespective of how long the participant lives. Other actuarially equivalent value of forms of pension income may be requested. Only employees hired prior to October 1, 1972, are participants in this Plan.

            ESTIMATED ANNUAL BENEFITS - DEFINED BENEFIT PENSION PLAN

                            YEARS OF SERVICE
  ANNUAL        -----------------------------------------
BASE SALARY       10         15         20          25
- -----------     -------    -------    -------    --------
 $ 200,000       20,000     30,000     40,000      50,000
   250,000       25,000     37,500     50,000      62,500
   300,000       30,000     45,000     60,000      75,000
   350,000       35,000     52,500     70,000      87,500
   400,000       40,000     60,000     80,000     100,000
   450,000       45,000     67,500     90,000     112,500

     Benefits are based on a formula which provides for payment of 1% of base salary for each year of service, to a maximum of 25 years. Messrs. Schmitt and Carroll are participants in the Plan with 28 and 23 years of credited years respectively, however, benefit accruals (salary increases and years of service) for them have been suspended since 1989 because of government regulations affecting "highly compensated employees". As a result, they will receive a significantly reduced benefit from the Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The following table shows the benefit which would be received by a participant in the Rubbermaid Supplemental Executive Retirement Plan with at least five years of service and election of a single life annuity, which benefit is reduced by (1) any benefits provided under any other retirement plans (including defined contribution retirement plans) of the Company; (2) primary Social Security benefits; and (3) amounts payable from any prior employer retirement plans.

                             ESTIMATED ANNUAL COMBINED BENEFIT
                                         PAYABLE AT
           FINAL AVERAGE     ----------------------------------
           COMPENSATION*      AGE 55       AGE 60       AGE 65
           -------------     --------     --------     --------
            $   600,000      $297,000     $313,500     $330,000
                800,000       396,000      418,000      440,000
              1,000,000       495,000      522,500      550,000
              1,200,000       594,000      627,000      660,000
              1,400,000       693,000      731,500      770,000

- ---------------

* Salary, bonus and five year restricted stock award value.

     Benefits under the Rubbermaid Incorporated Supplemental Executive Retirement Plan are payable for life, equal to 55% of the average of salary, bonus and five year restricted stock award value earned during the highest five years of the final ten years of employment, less payments from other Company retirement plans, social security and prior employer plans. Covered compensation includes annual salary and bonus, including, with respect to the latter, any amount of bonus paid in the form of restricted stock awards with vesting schedules less than three years. Messrs. Schmitt and Meehan are participants in the Plan with 28 and 13 years of credited service respectively. Participants may retire, with reduced benefits, at age 60 or prior thereto beginning at age 55 with the approval of the Chief Executive Officer. This requirement has been waived in the case of Mr. Meehan. In 1988, pursuant to a Plan amendment providing for the funding of benefits for vested participants, the Company adopted the practice of purchasing annuities on behalf of vested Plan participants which will provide the after tax equivalent of the required benefit. Death benefits are provided to the surviving spouse of a participant age 55 or older with five years' service. This age requirement has been waived for Mr. Schmitt. Plan benefits are not vested in the event of termination of employment prior to qualification for normal, early, or disability retirement except in the event of change of control of the Company when special vesting occurs. With regard to Mr. Schmitt, provision has been made for voluntary retirement at any time after age 50 with benefits, 55% of covered compensation, reduced 2% for each year retirement is prior to age 60. In the event of involuntary termination of employment after age 50, but before age 60, benefits would commence at age 60 based upon 55% of covered compensation at the time of involuntary termination of employment.

                          EXECUTIVE OFFICER CONTRACTS

     The Company's Executive Officers have employment agreements with the Company which become effective only in the event of a change of control of the Company as provided in the Company's Amended and Restated Articles of Incorporation, or in the event any person becomes the beneficial owner, directly or indirectly, of 20% or more of the outstanding shares of the Company. The agreements provide for continuing such executives in the employment of the Company for a period of five years following such a change of control or until attainment of normal retirement age, whichever first occurs. During such five year period, the executive will receive salary, bonus and benefits no less than those in effect at the time of a change of control. All such executives have the right to voluntarily terminate their employment within 18 months after a change of control and receive an amount equal to the value of two years' salary, bonus and benefits. All of the executives have the right to terminate employment following a change of control in the event their duties, salaries, benefits, etc., are subsequently reduced. In such event, their salary, bonus and an amount to cover benefits for the remainder of the five year period would be paid in a present value lump sum.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Management Development Committee is composed of Messrs. Barrett, Ebert, Gault, Marohn, Schloemer (chair) and Ms. Coulson, all of whom are non-employee Directors. Mr. Schloemer, until July 31, 1993, was President and Chief Executive Officer of Parker Hannifin Corporation at which time he retired but he continues as a director. Mr. Schmitt, Chairman and Chief Executive Officer of Rubbermaid is a member of the Parker-Hannifin Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

     Rubbermaid's compensation program for Executive Officers is composed of annual salary plus cash and stock incentives based on annual and longer term financial results of the Company. The Compensation Committee reviews and approves in advance specific salary and incentive awards for each Executive Officer.

     Salary ranges are assigned to each position based on a comparison of Rubbermaid positions with similar positions in companies of similar size in the durable and nondurable goods category of national executive compensation surveys, with range midpoints established at the average of the marketplace. Actual salaries within the appropriate range depend upon individual performance, experience and internal equity and are reviewed and may be adjusted annually by the Committee.

     Annual incentive compensation is based on Company financial performance pursuant to a Management Incentive Plan ("MIP Plan") under which awards are only payable when the return on net assets exceeds a minimum level, which was exceeded for 1993. Thereafter, a "bonus pool" proportioned to the degree to which after tax return on assets exceeds the minimum, but not to exceed 5% of earnings before income tax, may be created. The size of individual awards varies based upon a weighting factor based on salary range, experience, individual business unit performance and internal equity. In making awards, greater weight is given to salary range and experience and individual business unit performance (mainly earnings and return on assets). It is the opinion of the Committee and the Board that such an arrangement is greatly in the interest of the shareholders, since participants are rewarded only when the Company is being managed efficiently and profitably and only after an initial return on investment has been first set aside for the shareholders.The Company requires a portion of the calculated annual MIP Plan bonus for Executive Officers (currently any amount in excess of a targeted 60% payout) to be taken in the form of restricted stock awards. To assure objective assessment of Company and individual business unit performance, the Chief Executive Officer does not participate in the MIP Plan but it has been the practice for the Board of Directors to consider provisions of the MIP Plan in determining his bonus.

     Since 1979, long term incentive compensation has been based on a Restricted Stock Plan tied to the financial performance of the Company. The number of restricted shares ultimately received from awards under the Restricted Stock Plan depends entirely on the extent to which after tax return on net assets measured over periods ranging from three to five years are achieved. Individual awards are determined by a formula utilizing a percentage of base salary arrived at by application of a weighting factor. The amount thus determined is divided by a 30 day average Rubbermaid stock price to arrive at the number of shares to be awarded. All shares are forfeited if the Company's return on net assets does not average 9% over the performance period. This goal has been achieved for restricted stock award cycles ending during the years covered by the Summary Compensation Table. Between 9% and the 12.5% target return on net assets, a pro rata formula determines the number of shares to be received, with all shares being received if the target is achieved. In the event the 12.5% target return on net assets is exceeded, supplemental cash awards, not to exceed 83% of the value of the shares originally awarded, are paid. The amount of these cash awards is determined by formula which measures the extent to which the target return on net assets is exceeded. The restricted stock awards discussed in connection with the MIP Plan are in addition to other awards made pursuant to the Restricted Stock Plan, thereby increasing the incentive for such Officers to maximize the performance of the Company's stock and more closely align their interests with other shareholders.

     As detailed above, the Company's compensation programs emphasize incentive compensation and are designed in such a way that they correlate with Company financial results. This is evidenced by the data disclosed in the Summary Compensation Table which indicates that more than 60% of 1993 compensation is incentive based. The Committee considered and discussed provisions of the Omnibus Budget Reconciliation Act of 1993 which requires shareholder approval to assure tax deductibility of performance-based compensation paid to persons shown in the Summary Compensation Table when total compensation exceeds $1 million. Since a high percentage of the Company's compensation programs have for many years been tied to Company financial performance and have served the Company well, they, along with a specific plan for the Chief Executive Officer, are being submitted for shareholder approval as detailed in this Proxy Statement beginning on page.

     In addition, the Committee also reviewed the Company's executive compensation programs with the assistance of a consulting firm. This review of marketplace incentive plan performance indicated that certain revisions to the Company's plans were required in order to ensure appropriate payment over a range of performance levels. In the case of the MIP Plan, a 4% after-tax RONA threshold for the commencement of bonus payments was felt to be appropriate and in line with median industry standards. Similarly, for the Restricted Stock Plan, lapse of restrictions on stock awards beginning at a 6% average after-tax RONA over a performance period was felt to be appropriate for future awards. Company performance has been well in excess of these minimums for many years and the expectation is that such performance will continue. With the Company's heavy reliance on incentive compensation, provision for some incentive plan payout when performance approaches median industry performance was deemed appropriate in order to be competitive and to retain and appropriately compensate key management personnel.

     While Rubbermaid's Restricted Stock Plan has served the Company well, stock option plans are, and have been, the long term compensation program of choice among top-performing corporations. The consultant concluded that Rubbermaid's program was at a competitive disadvantage in not having stock options. More than 65% of the top 300 companies in the Fortune 500 list offer two or more long term compensation programs, with 98% using stock options as one of the two programs. Accordingly, the Committee concluded, and the Board concurred, that it would be appropriate for the Company to amend the Restricted Stock Plan to also provide for stock options, which amendment is proposed for stockholder action beginning on page 3 of this Proxy Statement. As discussed therein, a ten year stock option to purchase 175,000 Common Shares has been awarded to Mr. Schmitt pending approval of the Plan by shareholders. The objective of this option is to provide Mr. Schmitt with a more competitive total reward package with strong continued employment retention features and further alignment with shareholder interests. To achieve the employment retention objective, the option has extended but graduated vesting with 25% of the shares available for exercise four years after the grant date (January 12, 1994) with an additional 25% of the shares available for exercise after years five, six, and seven. No decision has been made with respect to option grants for the other officers listed in the Summary Compensation Table.

     The compensation program for Mr. Schmitt was determined using a combination of the salary, MIP and Restricted Stock Plan criteria set forth above. As with the other Executive Officers, heavy emphasis is placed on incentive compensation with approximately 70% of his 1993 compensation being incentive based. The specifics of Mr. Schmitt's compensation package, like that of the other Executive Officers, is determined, in the case of salary, by reference to national marketplace data on similar positions. With regard to annual and longer term incentive performance payments, the size of such payments or awards to Mr. Schmitt are determined by reference to the MIP Plan and Restricted Stock Plan provisions which determine payments to the other Executive Officers which are then adjusted upward to account for his responsibilities and ultimate accountability for Company performance. As noted earlier in this Report, a specific formula based annual incentive plan for the Chief Executive Officer is being proposed for shareholder approval so as to ensure continued deductibility of such compensation.

     THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE.

Paul G. Schloemer (Chair)       Robert O. Ebert
Tom H. Barrett                  Stanley C. Gault
Zoe Coulson                     William D. Marohn

                          RUBBERMAID STOCK PERFORMANCE

     Following is a graph which compares the five year cumulative return from investing $100 at the end of 1988 in Rubbermaid common stock, the S&P 500 index of companies and the S&P Industrials index of companies, with dividends assumed to be reinvested when received. The S&P Industrials index includes a broad range of manufacturers. Because of the diversity of the Company's business it is felt that comparison with this broader index is appropriate.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

- -----------------------------------------------------------
                                     S&P              S&P
                    RBD              500             INDST
                  -------          -------          -------
12/31/88          $100.00          $100.00          $100.00
12/31/89           148.45           131.69           129.41
12/31/90           172.12           127.60           128.26
12/31/91           317.20           166.47           167.71
12/31/92           266.18           179.15           177.26
12/31/93           294.95           197.21           193.27
- -----------------------------------------------------------



Assumes $100 invested on December 31, 1988 and reinvestment of dividends.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     As recommended by the Audit Committee, the Board of Directors appointed KPMG Peat Marwick as the independent public accountants to audit the books and records of the Company for the year ending December 31, 1994. This firm has been the independent accountants of record continuously since 1934. It is expected that a representative of Peat Marwick will be in attendance at the Annual Meeting to respond to appropriate oral questions of shareholders and to make such statement as may be desired.

                         PROPOSALS OF SECURITY HOLDERS

     Pursuant to rules of the Securities and Exchange Commission, a shareholder may present a proposal to be voted on at the 1995 annual meeting of shareholders; and, provided such proposal meets all of the requirements of the rules and is received by the Company prior to November 11, 1994, it will be included in the proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

     The Annual Meeting is called for the purposes set forth in the Notice. The Board of Directors does not know of any matter for action by the shareholders at the meeting other than the matters described in the Notice. However, the enclosed Proxy confers discretionary authority with respect to matters which are not known to the Board at the date of printing hereof and which may properly come before the meeting. It is the intention of the persons named in the Proxy to vote the Proxy in accordance with their best judgment on any such matter.

By order of the Board of Directors.

                                                 JAMES A. MORGAN
                                                    SECRETARY

                                                                       EXHIBIT A

                                    PROPOSED

            AMENDED 1989 RESTRICTED STOCK INCENTIVE AND OPTION PLAN
                                    PREAMBLE

     The purpose of this Plan is to reward executive performance and to build each participant's equity interest in the stock of Rubbermaid Incorporated by providing long term incentives and rewards to officers and other employees of the Company and its subsidiaries who contribute to its continuing success by their innovation, ability, industry, loyalty and exceptional service.

                                   SECTION I
                                  DEFINITIONS

BENEFICIARY

1.01 "Beneficiary" means a person or entity (including a trust or estate), designated in writing by a Participant on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom the Participant's Stock Incentives and related rights and privileges under the Plan shall pass in the event of the death of the Participant.

BOARD OR BOARD OF DIRECTORS

1.02 "Board" or "Board of Directors" means the Board of Directors of Rubbermaid Incorporated, as constituted from time to time.

CHANGE IN CONTROL

1.03 "Change in Control" means any of the events described in the first sentence of Section 5.06 of this Plan.

CODE

1.04 "Code" means the Internal Revenue Code of 1986, as amended by the Omnibus Budget Reconciliation Act of 1993 and as amended and in effect from time to time thereafter. References to a particular Section of the Code shall include references to any related Treasury Regulations and to successor Sections of the Code.

COMMITTEE

1.05 "Committee" means the Compensation and Management Development Committee of the Board of Directors or such other committee designated by the Board of Directors to administer the Plan.

COMMON SHARES

1.06 "Common Shares" means common stock of the Company, par value $1.00 per share.

COMPANY

1.07 "Company" means Rubbermaid Incorporated, an Ohio corporation, its successors and assigns.

EMPLOYEE

1.08 "Employee" means an employee of the Company or a Subsidiary, regularly employed on a full-time basis, including an officer or director if he is such an employee.

EXCHANGE ACT

1.09 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

FAIR MARKET VALUE

1.10 "Fair Market Value" on a particular date means the mean between the high and low sales price of a Common Share on the New York Stock Exchange on such date as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange. If there were no sales on such date reported as provided above, the respective prices on the most recent prior day on which a sale was so reported.
      In the case of an Incentive Stock Option, if the foregoing method of determining fair market value should be inconsistent with Section 422 of the Code, "Fair Market Value" shall be determined by the Committee in a manner consistent with such Section of the Code and shall mean the value as so determined.

INCENTIVE STOCK OPTION

1.11 "Incentive Stock Option" means an option, including an Option as the context may require, intended to meet the requirements of Section 422 of the Code.

NON-STATUTORY STOCK OPTION

1.12 "Non-Statutory Stock Option" means an option, including an Option as the context may require, which is not intended to be an Incentive Stock Option.

OPTION

1.13 "Option" menas an option granted under this Plan to purchase Common Shares. Options may be Incentive Stock Options or Non-Statutory Stock Options.

PARTICIPANT

1.14 "Participant" means an officer or other Employee selected by the Committee to participate in this Plan.

PLAN

1.15 "Plan" means the Rubbermaid Incorporated Amended 1989 Restricted Stock Incentive and Option Plan set forth in these pages, as amended from time to time.

RESTRICTED STOCK AWARD OR AWARD

1.16 "Restricted Stock Award" or "Award" means an award of Common Shares of Rubbermaid Incorporated to a Participant with restrictions as to disposition and subject to a risk of forfeiture until certain conditions have been met.

SEC RULE 16B-3

1.17 "SEC Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect with respect to Section 16 Persons from time to time.

SECTION 16 PERSON

1.18  "Section 16 Person" means a person subject to potential liability under
      Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

STOCK APPRECIATION RIGHT

1.19  "Stock Appreciation Right" means a right granted under Section VII below.

STOCK INCENTIVE

1.20 "Stock Incentive" means a Restricted Stock Award, an Option or a Stock Appreciation Right.

SUBSIDIARY

1.21 "Subsidiary" means a corporation or other form of business association of which shares (or other ownership interests) having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term "Subsidiary" shall mean a Subsidiary (as defined by the preceding clause) which is also a "subsidiary corporation" as defined in Section 424(f) of the Code.

                                   SECTION II
                              PLAN ADMINISTRATION

ADMINISTRATOR

2.01 The Plan shall be administered by the Committee, which shall consist of two or more directors appointed from time to time by the Board. No person shall be appointed to or shall serve as a member of such Committee unless at the time of such appointment and service he shall be a "disinterested person," as defined in SEC Rule 16b-3. Notwithstanding the foregoing, the Board may, in its discretion, delegate to a committee of the Board that does not meet the foregoing requirements any or all of the authority and responsibility of the Committee with respect to awards of Stock Incentives to employees who are not Section 16 Persons at the time any such delegated authority or responsibility is exercised. Such other committee may consist of two or more directors who may, but need not, be officers or employees of the Company or of any of its Subsidiaries. To the extent that the Board has delegated to such other committee the authority and responsibility of the Committee pursuant to the foregoing, all references to the Committee in the Plan shall be to such other committee. Unless the Board determines otherwise, the Committee shall be comprised solely of "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Code.

ADMINISTRATIVE POWERS

2.02 The Committee shall have full power to interpret and administer the Plan and full authority to act in selecting the Participants to whom Stock Incentives will be granted, in determining the type and amount of Stock Incentives to be granted to each such Participant, the terms and conditions of Stock Incentives granted under the Plan and the terms of agreements which will be entered into with Participants. The Committee shall have the power to make regulations for carrying out the Plan and to make changes in such regulations as it from time to time deems proper. Any interpretation by the Committee of the terms and provisions of the Plan and any instrument issued thereunder and its administration thereof, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, subsidiaries, affiliates, all Participants, their respective legal representatives, successors and assigns and upon all other persons claiming under or through any of them.

LIMITATION ON LIABILITY

2.03 Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon information supplied by the management of Rubbermaid Incorporated and the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

                                  SECTION III
                                  PLAN SHARES

SHARES SUBJECT TO THE PLAN

3.01 Subject to adjustments as provided in Section IX and the provisions of Sections 3.02 and 7.07 hereof, the total number of Common Shares as to which Stock Incentives may be granted under the Plan in each calendar year during any part of which the Plan is effective shall be one-half of one percent (0.5%) of the total outstanding Common Shares as of the first day of such year for which the Plan is in effect; provided that the maximum number of Common Shares that may be issued or transferred in respect of Incentive Stock Options granted under this Plan shall be 5,000,000 Common Shares, and the maximum number of Common Shares with respect to which Options, Stock Appreciation Rights or other Stock Incentives may be granted during the life of this Plan to any Employee shall be 50% of the number of Common Shares available from time to time for Stock Incentive grants under the Plan. In addition, any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan. Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares to be purchased, as the Committee may from time to time determine.

CHARGING OF SHARES

3.02 Subject to the provisions of Section 7.07, if any Common Shares subject to a Stock Incentive shall not be issued or transferred to an Employee and shall cease to be issuable or transferable to an Employee because of the termination, expiration or cancellation, in whole or in part, of such Stock Incentive or for any other reason, or if any such shares shall, after issuance or transfer, be reacquired by the Company because of an Employee's failure to comply with the terms and conditions of a Stock Incentive, or if any shares shall be surrendered to the Company in payment of the purchase price of the shares subject to an Option, a number of shares equal to the number of shares (a) not so issued or transferred, or
      (b) reacquired by the Company, or (c) surrendered, as the case may be, shall no longer be charged against the limitations provided for in paragraph 3.01 above and may again be made subject to Stock Incentives; provided that the number of shares not so issued or transferred, any such reacquired shares and any such surrendered shares may again be made subject to Stock Incentives for Section 16 Persons only if a forfeiting Employee received no benefits of ownership such as dividends (but excluding voting rights) from the shares and SEC Rule 16b-3 would in the opinion of the Committee otherwise be satisfied.

                                   SECTION IV
                           GRANTS OF STOCK INCENTIVES

TYPE OF AWARDS

4.01 Subject to the provisions of the Plan, the Committee may at any time, or from time to time, grant Restricted Stock Awards, Options, or Stock Appreciation Rights, or any combination thereof, to any Employee.

TANDEM AWARDS

4.02 The Committee may (but need not) grant any Stock Incentive in tandem with another Stock Incentive. Tandem Stock Incentives may be granted as either alternatives or supplements to one another. The terms and conditions of any such tandem Stock Incentives shall be determined by the Committee, subject to the provisions of the Plan.

                                   SECTION V
                            RESTRICTED STOCK AWARDS

PARTICIPANT AGREEMENTS

5.01 Restricted Stock Awards shall be evidenced by Restricted Stock agreements. Such agreements shall conform to the requirements of the Plan and may contain such other provisions (including performance targets, supplemental cash payments and provisions for the protection of Restricted Stock Awards in the event of mergers, consolidations, dissolutions and liquidations, affecting either the agreement or the stock issued thereunder) as the Committee shall deem advisable. Any such cash payments shall be subject to the limitations of Section 3.01 and charged against such limitations in the manner provided in Section 7.07 below.

RIGHTS OF PARTICIPANTS

5.02 Subject to the restrictions on transfer and the risk of forfeiture, and except to the extent the Committee provides otherwise at the time of grant of a Restricted Stock Award, a Participant who has been granted a Restricted Stock Award will thereafter have all the rights of a shareholder, including the right to receive dividends paid on such shares and to vote such shares unless and until any such shares are forfeited. Certificates or other evidence of Restricted Stock Awards will be held by Rubbermaid Incorporated or other designee of the Committee.

DELIVERY OF SHARES

5.03 The Restricted Stock Award agreement shall specify the duration of the restricted period and the performance and/or employment conditions under which the Restricted Stock may be forfeited to the Company. If, at the end of the restricted period, the restrictions imposed hereunder lapse as provided in the Restricted Stock Award agreement, a certificate representing the number of Common Shares on which restrictions have lapsed as well as any other form of compensation provided for in the agreement will be delivered to the Participant upon compliance by the Participant with any requirements provided for in the agreement. The Committee may, in its sole discretion, modify or accelerate the vesting of shares of restricted stock; provided that this provision shall not apply to any Restricted Stock Award that the Committee intends to qualify as performance-based compensation under Code Section 162(m)(4)(C) if and to the extent that it would prevent the Award from so qualifying.

FORFEITURE

5.04 Restricted Stock awards will be forfeited if the Participant terminates employment with the Company, a subsidiary or an affiliate for any reason other than death or retirement, except that the Committee shall have the authority to provide for their continuation in whole or in part whenever in its judgment it shall determine that such continuation is in the best interests of the Company.

NON-ASSIGNABILITY

5.05 Restricted Stock Awards may not be pledged, assigned or transferred for any reason during the Participant's lifetime, and any attempt to do so shall be void and the relevant Award shall be forfeited.

CHANGES IN CONTROL

5.06 If Rubbermaid Incorporated dissolves, sells substantially all of its assets, is acquired in a sale or exchange whether by tender offer or otherwise whereby an entity or group of related entities, natural or artificial, thereafter owns more than 50% of its outstanding Common Shares, or is a party to a merger or consolidation in which it is not the surviving corporation, or any entity or person becomes the holder of twenty percent (20%) or more of the outstanding Common Shares of Rubbermaid Incorporated, then each outstanding Restricted Stock Award will become fully vested in each Participant as of the day before such event occurs. This will result in the lapse of all restrictions on such Restricted Stock Awards, regardless of any performance target or achieved performance level, and the Committee may authorize payment of such portion of any supplemental cash award associated with the Awards as it, in its sole discretion, deems appropriate.

                                   SECTION VI
                                    OPTIONS

TERMS AND CONDITIONS OF OPTIONS

6.01 Except as otherwise provided in Section 11.07, Options shall be subject to the provisions set forth in this Section.

PURCHASE PRICE

6.02 Subject to the provisions of Section IX, the price at which each Common Share may be purchased under an Option shall be not less than 100% of the Fair Market Value of a Common Share on the date the Option is granted (or in the case of any optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporation, not less than 110% of the Fair Market Value of a Common Share on the date the Incentive Stock Option is granted).

PAYMENT OF PURCHASE PRICE

6.03 The purchase price of shares subject to an Option may be paid in whole or in part (a) in cash, (b) by bank-certified, cashier's or personal check subject to collection, (c) if so provided in the Option and subject to such terms and conditions as the Committee may impose, by delivering to the Company a properly executed exercise notice and instructions to deliver the resulting stock to a stockbroker that are intended to satisfy the provisions of Section 220.3(e)(4) of Regulation T issued by the Board of Governors of the Federal Reserve System as in effect from time to time, or (d) if so provided in the Option and subject to such terms and conditions as are specified in the Option, in Common

      Shares or other property surrendered to the Company. Property for purposes of this paragraph shall include an obligation of the Company unless prohibited by applicable law. Common Shares thus surrendered shall be valued at their Fair Market Value on the date of exercise. Any such other property thus surrendered shall be valued at its fair market value on any reasonable basis established or approved by the Committee. Any shares received by the Company in payment of the purchase price of shares subject to an Option shall be added to the maximum number of shares available for use under the Plan and the maximum number of shares that may be optioned or awarded under the Plan to any one employee under Section 3.01 above, provided that the foregoing provisions of this sentence shall apply to
      Section 16 Persons only if and to the extent the Committee determines that SEC Rule 16b-3 would be satisfied.

CONSIDERATION FOR GRANT OF OPTIONS

6.04 Options may be granted for such lawful consideration, including money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Committee may determine when the Option is granted. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section VI, each Option may be exercisable in full at the time of grant or may become exercisable in one or more installments, and at such time or times, as the Committee may determine. The Committee may at any time accelerate the date on which an Option becomes exercisable, and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in the Option, an Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option.

CERTAIN LIMITATIONS ON EXERCISE

6.05 Each Option shall be exercisable during the life of the optionee only by him or his guardian or legal representative, and after death only by his Beneficiary or, absent a Beneficiary, by his estate or by a person who acquired the right to exercise the Option by will or the laws of descent and distribution; provided that an Option of a Section 16 Person and any Incentive Stock Option may be exercisable after death by a Beneficiary only if such exercise would be permissible under and consistent with SEC Rule 16b-3 or Section 422 of the Code, as the case may be. Notwithstanding any other provision of this Plan, (a) no Option shall be exercisable after the tenth anniversary of the date the Option was granted, and (b) no Incentive Stock Option which is granted to any optionee who, at the time such Option is granted, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporation, shall be exercisable after the expiration of five (5) years from the date such Option is granted. The Company may but need not provide for an Option to be exercisable after termination of employment until its fixed expiration date (or until an earlier date or specified event occurs).

INCENTIVE STOCK OPTIONS

6.06 An Option may, but not need, be an Incentive Stock Option. The aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options may be exercisable for the first time by any Employee during any calendar year (under all plans, including this Plan, of his employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

OPTION INSTRUMENTS

6.07 Each Option shall be evidenced by a written instrument, signed by an officer of the Company duly authorized to do, which shall contain such terms and conditions, and shall be in such form, as the Committee shall determine, provided the instrument is consistent with this Plan and incorporates it by reference. An Option, if so approved by the Committee, may include terms, conditions, restrictions and limitations in addition to those provided for in this Plan including, without limitation, terms and conditions providing for the transfer or issuance of shares, on exercise of an Option, which may be non-transferable and forfeitable to the Company in designated circumstances.

PROVISION APPLICABLE TO CERTAIN HARDSHIP DISTRIBUTIONS

6.08 No Employee shall make any elective contribution or employee contribution to the Plan (within the meaning of Treasury Regulation Section 1.401(k)-1(d)(2)(iv)(B)(4)) during the balance of the calendar year after the Employee's receipt of a hardship distribution from a plan of the Company or a related party within the provisions of Code Section 414(b),
      (c), (m) or (o) containing a cash or deferred arrangement under Section 401(k) of the Code, or during the following calendar year. The preceding sentence shall not apply if and to the extent that the Committee determines it is not necessary to qualify any such plan as a cash or deferred arrangement under Section 401(k) of the Code.

CERTAIN CONDITIONS TO EXERCISE

6.09 No option shall be exercisable unless and until the Company (a) obtains the approval of all regulatory bodies whose approval the Committee may deem necessary or desirable, and (b) complies with all legal requirements deemed applicable by the Committee.

DATE OF EXERCISE

6.10 An Option shall be considered exercised if and when written notice, signed by the person exercising the Option and stating the number of shares with respect to which the Option is being exercised, is received by the Company on a properly completed form approved for this purpose by the Committee, accompanied by full payment of the Option exercise price in one or more of the forms authorized by the Committee and described in Section 6.03 above for the number of shares to be purchased. No Option may at any time be exercised with respect to a fractional share.

                                  SECTION VII
                           STOCK APPRECIATION RIGHTS

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

7.01 Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the Plan, as shall from time to time be determined by the Committee and to the terms and conditions set forth in this Section VII.

TANDEM AND FREE-STANDING RIGHTS

7.02 Stock Appreciation Rights may be granted in connection with all or any part of an Option, either at the time of the grant of such Option or at any time thereafter during the term of the Option (in either case, "Tandem Stock Appreciation Rights"), or may be granted without reference to an Option ("Free-Standing Stock Appreciation Rights").

TANDEM RIGHTS

7.03 Tandem Stock Appreciation Rights may be granted either as an alternative or a supplement to a specified Option (the "related" Option). Each Tandem Stock Appreciation Right that is granted as an alternative to an Option shall entitle the holder to receive the amount determined pursuant to
      Section 7.06 below if and when he surrenders a related Option to purchase one Common Share that is then exercisable. Each Tandem Stock Appreciation Right that is granted as a supplement to an Option shall entitle the holder to receive the amount determined pursuant to Section 7.06 below if and when the holder purchases a share under the related Option.

CONSIDERATION FOR GRANT OF RIGHTS

7.04 Stock Appreciation Rights may be granted for such lawful consideration, including money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Committee may determine when the Rights are granted. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section VII, Stock Appreciation Rights may be exercisable in full at the time of grant or may become exercisable in one or more installments, and at such time or times, as the Committee may determine. The Committee may at any time accelerate the date on which Stock Appreciation Rights become exercisable, and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in the Rights, Stock Appreciation Rights, to the extent they become exercisable, may be exercised at any time in whole or in part until they expire or terminate.

TERM OF RIGHTS

7.05 No Free-Standing Stock Appreciation Right shall be exercisable after the tenth anniversary of the date it was granted, and no Tandem Stock Appreciation Right shall be exercisable after the related Option ceases to be exercisable. The Committee may but need not provide for Stock Appreciation Rights to be exercisable after termination of employment until they expire pursuant to the first sentence of this Section 7.05 (or until an earlier date or specified event occurs).

PAYMENT UPON EXERCISE

7.06 Upon exercise of Stock Appreciation Rights, the holder thereof shall be entitled to receive cash or Common Shares or a combination of each, as the Committee in its sole discretion may determine, equal to the amount by which the Fair Market Value of a Common Share on the date of such exercise exceeds the Base Price of the Stock Appreciation Rights, multiplied by the number of Stock Appreciation Rights exercised; provided that in no event shall a fractional share be issued. In the case of Tandem Stock Appreciation Rights, the Base Price shall be the price at which shares may be purchased under the related Option. In the case of Free-Standing Stock Appreciation Rights, the Base Price shall be the Fair Market Value of a Common Share on the date the Rights were granted. The Committee may provide that, notwithstanding the foregoing, upon exercise of Stock Appreciation Rights at any time during a period commencing on the third business day following the date of release for publication of any annual or quarterly summary statements of the Company's sales and earnings and ending on the twelfth business day following such date (a "Window Period"), or during the thirty-day period following a Change in Control (a "Change in Control Period"), including, without limitation, upon exercise of Stock Appreciation Rights which expire before the end of the Window Period or Change in Control Period in which they are exercised, the amount of cash or shares which a Section 16 Person shall be entitled to receive shall equal the amount by which the highest Fair Market Value of a Common Share during such Window Period or such Change in Control Period exceeds the Base Price of the Stock Appreciation Rights multiplied by the number of Stock Appreciation Rights exercised but, in the case of Stock Appreciation Rights that relate to an Incentive Stock Option, not in excess of the maximum amount that may be paid under Code
      Section 422 without disqualifying such Option as an Incentive Stock
      Option.

CHARGING OF SHARES FOR RIGHTS

7.07 The maximum number of shares available for use under the Plan shall be charged only for the number of shares which are actually issued or transferred in settlement of Stock Appreciation Rights and for that number of Common Shares having a Fair Market Value on the date of exercise equal to the cash payable in settlement of such Rights, except if and to the extent that the Committee determines that, with respect to Section 16 Persons, SEC Rule 16b-3 requires that a different number of shares be so charged. In the case of an exercise of a Tandem Stock Appreciation Right that is alternative to an Option, if the number of Common Shares previously charged against the maximum number of shares available for use under the Plan on account of the surrendered portion of the Option exceeds the number of shares (if any) actually issued or transferred pursuant to such surrender and that number of common Shares having a Fair Market Value on the date of exercise equal to any cash payable pursuant to such surrender, the excess may be added back to the number of shares available for use under the Plan, provided that the number of shares added back may be made subject to Stock Incentives for Section 16 Persons only if in the opinion of the Committee such add-back would satisfy SEC Rule 16b-3.

CERTAIN LIMITATIONS ON EXERCISE OF RIGHTS

7.08 Stock Appreciation Rights shall be exercisable during the life of the Employee only by him or his guardian or legal representative, and after death only by his Beneficiary or, absent a Beneficiary, by his estate or by a person who acquired the Stock Appreciation Rights by will or the laws of descent and distribution; provided that Stock Appreciation Rights of a
      Section 16 Person and Stock Appreciation Rights tandem to an Incentive Stock Option may be exercisable after death by a Beneficiary only if such exercise would be, in the opinion of the Committee, permissible under and consistent with SEC Rule 16b-3 or Section 422 of the Code, as the case may be.

STOCK APPRECIATION RIGHT INSTRUMENTS

7.09 Each Stock Appreciation Right shall be evidenced by a written instrument, which shall contain such terms and conditions, and shall be in such form, as the Committee shall determine, provided the instrument is consistent with the Plan and incorporates it by reference.

                                  SECTION VIII
              CERTAIN CHANGE IN CONTROL, TERMINATION OF EMPLOYMENT
                           AND DISABILITY PROVISIONS

8.01 Notwithstanding any provision of the Plan to the contrary, any Option or Stock Appreciation Right which is outstanding but not yet exercisable at the time of a Change in Control shall become exercisable at that time; provided that if such Change in Control occurs less than six months after the date such Option or Right was granted and if the consideration for which such Option or Right was granted consisted in whole or in part of future services, then such Option or Right shall become exercisable at the time of such Change in Control only if the Participant agrees in writing (if requested to do so by the Committee in writing) to remain in the employ of the Company or a Subsidiary at least through the date which is six months after the date such Option or Right was granted with substantially the same title, duties, authority, reporting relationships and compensation as on the day immediately preceding the Change in Control. Any Option affected by the preceding sentence shall remain exercisable until it expires or terminates pursuant to its terms and conditions. Subject to the foregoing provisions of this Section VIII, the Committee may at any time, and subject to such terms and conditions as it may impose:

         (a) authorize the holder of an Option or Stock Appreciation Right to exercise the Option or Stock Appreciation Right following the termination of the Participant's employment with the Company and its Subsidiaries, or following the Participant's disability, whether or not the Option or Stock Appreciation Right would otherwise be exercisable following such event, provided that in no event may an Option or Right be exercised after the expiration of its term;

         (b) grant Options and Stock Appreciation Rights which become exercisable only in the event of a Change in Control;

         (c) provide for Stock Appreciation Rights to be exercised automatically and only for cash in the event of a Change in Control; and

         (d) provide in advance or at the time of a Change in Control for cash to be paid in settlement of any Option, Stock Appreciation Right or Restricted Stock Award in the event of a Change in Control, either at the election of the Participant or at the election of the Committee.

                                   SECTION IX
                   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

ADJUSTMENTS TO BE MADE

9.01 In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Shares, or a sale by the Company of all or part of its assets other than in the normal course of business, or any distribution to stockholders other than a normal cash dividend, the Committee shall make appropriate adjustments in the number and kind of shares authorized by the Plan and any adjustments to outstanding Restricted Stock Awards, Options and Stock Appreciation Rights (including adjustments in the purchase price or Base Price thereof and in the number and kind of shares issuable thereunder) as it determines appropriate; provided that any such adjustments affecting Incentive Stock Options shall comply with Sections 422 and 424 of the Code.

                                   SECTION X
                        PLAN EXISTENCE; PLAN AMENDMENTS

EFFECTIVE DATE AND TERMINATION

10.01 The Plan shall become effective on April 26, 1994, subject to shareholder approval that meets the applicable requirements of SEC Rule 16b-3 with respect to Section 16 Persons and of Section 162(m)(4)(C)(ii) of the Code. If not so approved, the Plan and any Stock Incentive granted thereunder shall be null and void. If so approved, the Plan shall remain in full force and effect until all shares authorized to be issued or transferred hereunder have been exhausted or until the Plan is sooner terminated by the Board of Directors, and shall continue in effect thereafter with respect to any Stock Incentives outstanding at the time of such termination. In no event shall an Incentive Stock Option be granted under the Plan more than ten (10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

AMENDMENT AND TERMINATION

10.02 Subject to any applicable shareholder approval requirements of Ohio law, the Plan may be amended by the Board of Directors at any time and in any respect, including without limitation to qualify Stock Incentives hereunder as performance-based compensation under Code Section 162(m)(4)(C) and to permit or facilitate qualification of Options theretofore or thereafter granted as Incentive Stock Options under the Code, provided that, without stockholder approval, no amendment shall (a) materially increase the benefits accruing to Section 16 Persons who are participants under the Plan within the meaning of SEC Rule 16b-3, (b) increase the aggregate number of shares which may be issued under Incentive Stock Options under the Plan within the meaning of Proposed Treasury Regulation Section 1.422A-2(b)(3)(iv) or its successor, (c) materially increase the number of securities which may be issued to
      Section 16 Persons under the Plan within the meaning of SEC Rule 16b-3,
      (d) materially modify the requirements as to eligibility for participation in the Plan by Section 16 Persons within the meaning of SEC Rule 16b-3, or
      (e) change the material terms of a performance goal that were previously approved by shareholders within the meaning of Proposed Treasury Regulation Section 1.162-27(e)(4)(vi) or a successor provision, unless the board shall determine that such approval is not necessary to avoid loss of a deduction under Section 162(m) of the Code, will not avoid such a loss of deduction or is not advisable. The Plan may also be terminated at any time by the Board of Directors. No amendment or termination of this Plan shall adversely affect any Stock Incentive granted prior to the date of such amendment or termination without the written consent of the Participant.

                                   SECTION XI
                                    GENERAL

GENERAL PROVISIONS

11.01 Any provision of the Plan to the contrary notwithstanding, any derivative security issued under the Plan (within the meaning of paragraph (a)(2) of SEC Rule 16b-3 as amended in SEC Release No. 34-28869), including without limitation any Option or Stock Appreciation Right, shall not be transferable by the Participant other than by will or the laws of descent and distribution or to a Beneficiary designated by the Participant.
      Any purported transfer of a derivative security to a Beneficiary by a
      Section 16 Person, and any purported transfer of an Incentive Stock Option to a Beneficiary, shall be effective only if such transfer is, in the opinion of the Committee, permissible under and consistent with SEC Rule 16b-3 or Section 422 of the Code, as the case may be.

      Notwithstanding the foregoing, a Participant may transfer any Stock Incentive granted under this Plan, other than an Incentive Stock Option or any other Stock Incentive that is tandem to an Incentive Stock Option, to members of his immediate family (defined as his children, grandchildren and spouse) or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners if (and only if) the instrument evidencing such Stock Incentive expressly so provides (or is amended to so provide) and the Participant does not receive any consideration for the transfer; provided that any such transferred Stock Incentive shall continue to be subject to the same terms and conditions that were applicable to such Stock Incentive immediately prior to its transfer (except that such transferred Stock Incentive shall not be further transferable by the transferee INTER VIVOS) and provided, further, that the foregoing provisions of this sentence shall not apply to any Section 16 Person unless and until SEC Rule 16b-3 as amended in SEC Release No. 34-28869 becomes effective with respect to the Plan.

11.02 Nothing contained in the Plan, nor in any instrument issued pursuant to the Plan, shall confer upon any Participant any right with respect to continuance of employment by the Company, a subsidiary or affiliate, nor interfere in any way with the right of the Company, a subsidiary or affiliate to terminate the employment of any Participant at any time or without assigning any reason therefor.

11.03 For purposes of this Plan, transfer of employment between the Company and its subsidiaries and affiliates shall not be deemed termination of employment subject, in the case of Incentive Stock Options and any Rights tandem thereto, to any applicable provisions of Sections 422 and 424 of the Code.

11.04 The Company and its Subsidiaries may make such provisions as they may deem appropriate for the withholding of any taxes which they determine are required to be withheld in connection with any Stock Incentive. Without limiting the foregoing, the Committee may, subject to such terms and conditions as it may impose, permit or require any withholding tax obligation arising in connection with the grant, exercise, vesting, distribution or payment of any Stock Incentive to be satisfied in whole or in part, with or without the consent of the Participant, by having the Company withhold all or any part of the Common Shares that vest or would otherwise be distributed at such time. Any shares so withheld shall be valued at their Fair Market Value on the date of such withholding.

11.05 No person (individually or as a member of a group), and no Beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any Common Shares allocated or reserved for the purposes of this Plan, or subject to any Stock Incentive, except as to such Common Shares, if any, as shall have been issued or transferred to him.

11.06 If any day on or before which action under the Plan must be taken falls on a Saturday, Sunday or legal holiday, such action may be taken on the next succeeding day not a Saturday, Sunday or legal holiday.

11.07 Without amending the Plan, Stock Incentives may be granted to Participants who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.

11.08 The committee may amend any outstanding Stock Incentive to the extent it deems appropriate. Such amendment may be unilateral by Rubbermaid Incorporated, except in the case of amendments adverse to the Participant, in which case the Participant's consent is required to any such amendment.

11.09 Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (a) transactions by and with respect to Section 16

      Persons under the Plan shall comply with any applicable conditions of SEC Rule 16b-3, (b) transactions with respect to persons whose remuneration is subject to the provisions of Section 162(m) of the Code shall conform to the requirements of Section 162(m)(4)(C) of the Code, and (c) every provision of the Plan shall be administered, interpreted and construed to carry out (a) and (b) hereof.

11.10 Notwithstanding any provision of the Plan to the contrary, (a) the Plan is intended to give the Committee the authority to grant Stock Incentives hereunder that qualify as performance-based compensation under Code
      Section 162(m)(4)(C) and that do not so qualify. Every provision of the Plan shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded; and (b) any provision of the Plan that would prevent a Stock Incentive that the Committee intends to qualify as performance-based pay under Code Section 162(m)(4)(C) from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that intent be disregarded.

11.11 The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of Ohio, but without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

11.12 The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

                               RUBBERMAID INCORPORATED
             BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING, APRIL 26, 1994
    P
         The undersigned, having received the Notice of Meeting and Proxy
    R Statement, hereby makes, constitutes, and appoints Tom H. Barrett, Zoe Coulson and Steven A. Minter, and each of them (with
    O full power of substitution respectively), true and lawful attorneys and proxies for the undersigned to attend the Annual Meeting to be
    X held on April 26, 1994, at Wooster, Ohio, and any adjournments thereof.
    Y
         The Proxy when properly executed will be voted in the manner directed; if no direction is made this proxy will be voted FOR Director Nominees and FOR proposals 2, 3 and 4 and AGAINST proposal 5. In their discretion the parties are also authorized to vote upon such other matters as may properly come before the meeting.

         Election of Directors, Nominees:
         Horn, Nicholson, Gault, Marohn and Schmitt

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH
    TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                SEE REVERSE
                                                                   SIDE

        [X]  PLEASE MARK YOUR
             VOTES AS IN THIS
             EXAMPLE.

1. Election of     FOR   WITHHELD   2. To approve the   FOR   AGAINST   ABSTAIN  4. To approve the Amended     FOR  AGAINST  ABSTAIN
   Directors       [ ]   [ ]           Management       [ ]   [ ]       [ ]         1989 Restricted Stock      [ ]  [ ]      [ ]
   (see reverse)                       Incentive Plan.                              Incentive and Option Plan.

For, except vote withheld           3. To approve the   [ ]   [ ]       [ ]      5. To consider a shareholder  [ ]  [ ]      [ ]
from the following nominee(s):         Chief Executive                              proposal concerning the
                                       Officer Incentive                            voting of proxies.
                                       Plan.
__________________________________


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                                                             of
                                                           Address

                                                            Send        [ ]
                                                          ticket to
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                                                          Meeting


     SIGNATURE(S) ____________________________________________________ DATE ________

     SIGNATURE(S) ____________________________________________________ DATE ________

     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
           When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.